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                                  FORM N-18F-1

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549







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                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940
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                                  Utopia Funds
                            Exact Name of Registrant



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                            NOTIFICATION OF ELECTION

         The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

         Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the City of Traverse City and the State of Michigan on the 27th day of January, 2006.



                                              UTOPIA FUNDS


                                              By: /s/ Jonathan M. Mohrhardt
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                                                  Jonathan M. Mohrhardt
                                                  Treasurer

Attest: /s/ Drew A. Ahrens
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        Drew A. Ahrens
        Chief Compliance Officer